This page being
FINANCIAL INFORMATION (Cont. from Screen 33)              filed for
series  0.

  EXPENSES (Negative answers are allowed    For the period covered by
this form
            on this screen for 72Z only)                  ($000's
omitted)
72.Y) Expense reimbursements ----------------------------- $        0
   Z) Net investment income ------------------------------ $    71590
  AA) Realized capital gains ----------------------------- $    52529
  BB) Realized capital losses ---------------------------- $    17728
  CC) 1. Net unrealized appreciation during the period --- $        0
      2. Net unrealized depreciation during the period --- $    80523
  DD) 1. Total income dividends for which record date
         passed during the period ------------------------ $    69079
      2. Dividends for a second class of open-end
         company shares -----------------------------------$     4476
  EE) Total capital gains distributions for which
      record date passed during the period --------------- $        0
73. Distributions per share for which record date passed during the period:
       NOTE: Show in fractions of a cent if so declared.
A) 1. Dividends from net investment income ------------ $0.2131, 0.1986
   2. Dividends for a second class of open-end
      company shares ---------------------------------- $0.1986, 0.2207
   B) Distribution of capital gains ---------------------- $   0.0000
   C) Other distributions -------------------------------- $   0.0000
                              SCREEN NUMBER: 34